Exhibit 10.16

CHANGE OF CONTROL AGREEMENT

CHANGE OF CONTROL AGREEMENT (this “Agreement”), dated effective as of August 6, 2008 (the “Agreement Date”), between International Shipholding Corporation, a Delaware corporation (the “Company”), and Manuel G. Estrada (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its stockholders to take steps designed to retain the services of the Employee and to assure the full dedication of the Employee, free from personal distraction, in the event of an actual or pending change of control of the Company; and

WHEREAS, the Board believes that this agreement accomplishes these and other related objectives;

NOW, THEREFORE, the parties agree as follows:

ARTICLE 1

CERTAIN DEFINITIONS

Section 1.1 Affiliate.  “Affiliate” (and variants thereof) shall mean a Person that controls, or is controlled by, or is under common control with, another specified Person, either directly or indirectly.

Section 1.2 Beneficial Owner.  “Beneficial Owner” (and variants thereof), with respect to a security, shall mean a Person who, directly or indirectly (through any contract, understanding, relationship or otherwise), has or shares (i) the power to vote, or direct the voting of, the security, or (ii) the power to dispose of, or direct the disposition of, the security.

Section 1.3 Cause.  (a)                                “Cause” shall mean:

(i) conviction of the Employee of a felony or the Employee’s entry of a guilty plea or a plea of no contest to a felony;

(ii) willful and continued engagement by the Employee in illegal conduct that is materially and demonstrably injurious to the Company;

(iii) habitual intoxication during working hours, or habitual abuse of or addiction to a controlled dangerous substance; or

(iv) the willful and continued failure of the Employee to perform substantially the Employee’s duties with the Company or its Affiliates (other than any such failure resulting from incapacity due to physical or mental illness or the Employee’s termination of employment for Good Reason) for a period of 15 days after a written demand for substantial performance is delivered to the Employee by the Board which specifically identifies the manner in which the Board believes that the Employee has not substantially performed the Employee’s duties.

(b) For purposes of this Section 1.3, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the Employee in bad faith and without reasonable belief that the Employee’s action or omission was in the best interests of the Company or its Affiliates.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of a senior officer of the Company or based upon the advice of counsel for the Company or its Affiliates shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company or its Affiliates.  Any termination by the Company or any of its Affiliates of the Employee’s employment during the Employment Term (as defined in Section 1.8) shall not be deemed to be for Cause unless the Employee’s action or inaction meets the foregoing standard and until there shall have been delivered to the Employee a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Employee and the Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Employee is guilty of the conduct described in subparagraph (a) above, and specifying the particulars thereof in detail.

(c) No action or inaction shall be deemed the basis for Cause unless the Employee is terminated therefor within one year after such action or omission is known to the Chief Executive Officer of the Company.

(d) In the event that the existence of Cause shall become an issue in any action or proceeding between the Company and the Employee, the Company shall, notwithstanding the finding of the Board referenced above, have the burden of establishing that the actions or inactions deemed the basis for Cause did in fact occur and do constitute Cause and that the Company has satisfied the procedural requirements of this provision.

Section 1.4 Change of Control.  “Change of Control” shall mean:

(a) the acquisition by any Person of Beneficial Ownership of 30% or more of the outstanding shares of the Company’s Common Stock, $1.00 par value per share (the “Common Stock”), or 30% or more of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of directors; provided, however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change of Control:

(i) any acquisition (other than a Business Combination which constitutes a Change of Control under Section 1.4(c) hereof) of Common Stock directly from the Company,

(ii) any acquisition of Common Stock by the Company or its subsidiaries,

(iii) any acquisition of Common Stock by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or

(iv) any acquisition of Common Stock by any entity pursuant to a Business Combination that does not constitute a Change of Control under Section 1.4(c) hereof; or

(b) individuals who, as of the Agreement Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Agreement Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the directors then comprising the Incumbent Board shall be considered a member of the Incumbent Board, unless such individual’s initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or

(c) consummation of a reorganization, share exchange, merger or consolidation (including any such transaction involving any direct or indirect subsidiary of the Company), or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”); provided, however, that in no such case shall any such transaction constitute a Change of Control if immediately following such Business Combination,

(i) the individuals and entities who were the Beneficial Owners of the Company’s outstanding common stock and the Company’s voting securities entitled to vote generally in the election of directors immediately prior to such Business Combination have direct or indirect Beneficial Ownership, respectively, of more than 50% of the then outstanding shares of common stock, and more than 50% of the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, of the Post-Transaction Corporation (as defined in Section 1.11 hereof), and

(ii) except to the extent that such ownership existed prior to the Business Combination, no Person (excluding the Post-Transaction Corporation and any employee benefit plan or related trust of either the Company, the Post-Transaction Corporation or any subsidiary of either corporation) Beneficially Owns, directly or indirectly, 20% or more of the then outstanding shares of common stock of the entity resulting from such Business Combination or 20% or more of the combined voting power of the then outstanding voting securities of such entity, and

(iii) at least a majority of the members of the board of directors of the Post-Transaction Corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

Section 1.5 Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

Section 1.6 Company.  “Company” shall mean International Shipholding Corporation and shall include any successor to or assignee of (whether direct or indirect, by purchase, share exchange, merger, consolidation or otherwise) all or substantially all of the assets or business of the Company that assumes and agrees to perform this Agreement by operation of law or otherwise.

Section 1.7 Disability.  “Disability” shall mean a condition that would entitle the Employee to receive benefits under the long-term disability insurance policy applicable to the Company’s officers at the time either because the Employee is totally disabled or partially disabled, as such terms are defined in the policy then in effect.  If the Company has no long-term disability plan in effect, “Disability” shall occur if (a) the Employee is rendered incapable because of physical or mental illness of satisfactorily discharging his duties and responsibilities to the Company for a period of 180 consecutive days, (b) a duly qualified physician chosen by the Company and acceptable to the Employee or his legal representatives so certifies in writing, and (c) the Board determines that the Employee has become disabled.

Section 1.8 Employment Term.  “Employment Term” shall mean the period commencing on the date of a Change of Control and ending on the second anniversary of such date.

Section 1.9 Good Reason.  (a)   Any act or failure to act by the Company or its Affiliates specified in this Section 1.9 shall constitute “Good Reason” unless the Employee shall otherwise expressly agree in a writing that specifically refers to this Section 1.9:

(i) Any failure of the Company or its Affiliates to provide the Employee with a position, authority, duties and responsibilities at least commensurate in all material respects with those held, exercised and assigned during the 180-day period immediately preceding the Change of Control.  The Employee’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Employee’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Employee holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Corporation or the Company;

(ii) The assignment to the Employee of any duties inconsistent in any material respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3.1(b) of this Agreement, or any other action that results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith that the Company remedies within 10 days after its receipt of written notice thereof from the Employee;

(iii) A material increase in the Employee’s responsibilities or duties without a commensurate increase in total compensation;

(iv) Any material failure by the Company to comply with and satisfy Section 5.1(c) of this Agreement;

(v) Any failure by the Company or its Affiliates to comply with any of the other provisions of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith that the Company remedies within 10 days after its receipt of written notice thereof from the Employee;

(vi) Any directive requiring the Employee to be based at any office or location other than as provided in Section 3.1(b)(ii) hereof or requiring the Employee to travel on business to a substantially greater extent than required immediately prior to the Change of Control; or

(vii) Any purported termination of the Employee’s employment otherwise than as expressly permitted by this Agreement.

(b) No action or inaction by the Company shall be deemed the basis for Good Reason unless the Employee asserts his right hereunder to terminate employment with Good Reason prior to the first anniversary of the date on which the Employee obtained actual knowledge of such act or omission.  Except as otherwise provided in the prior sentence, neither the Employee’s continued employment with the Company or its Affiliates nor any delay in the Employee’s assertion of his rights to terminate employment with Good Reason shall be deemed to constitute a waiver of any of the Employee’s rights hereunder.

(c) Anything in this Agreement to the contrary notwithstanding, a resignation by the Employee during the 30-day period immediately following the first anniversary of the Change of Control shall be deemed to be a termination for Good Reason and the Employee shall be entitled to receive all payments and benefits hereunder associated therewith.

Section 1.10 Person.  “Person” shall mean a natural person or entity, and shall also mean the group or syndicate created when two or more Persons act as a syndicate or other group (including, without limitation, a partnership or limited partnership) for the purpose of acquiring, holding, or disposing of a security, except that “Person” shall not include an underwriter temporarily holding a security pursuant to an offering of the security.

Section 1.11 Post-Transaction Corporation.  Unless a Change of Control results from a Business Combination (as defined in Section 1.4(c) hereof), “Post-Transaction Corporation” shall mean the Company after the Change of Control.  If a Change of Control results from a Business Combination, “Post-Transaction Corporation” shall mean the corporation or other entity resulting from the Business Combination unless, as a result of such Business Combination, an ultimate parent entity controls such resulting entity, the Company or all or substantially all of the Company’s assets either directly or indirectly, in which case “Post-Transaction Corporation” shall mean such ultimate parent entity.

Section 1.12 Specified Employee.  “Specified Employee” shall mean the Employee if the Employee is a key employee under Treasury Regulations Section 1.409A-1(i) because of final and binding action taken by the Board or its Compensation Committee, or by operation of law or such regulation.

ARTICLE 2

STATUS OF CHANGE OF CONTROL AGREEMENTS

Notwithstanding any provisions thereof, this Agreement supersedes any and all prior agreements between the Company and the Employee that provide for severance benefits in the event of a Change of Control of the Company, as defined therein, and is effective as of the Agreement Date.

ARTICLE 3

CHANGE OF CONTROL BENEFITS

Section 3.1 Employment Term and Capacity after Change of Control.

(a) This Agreement shall commence on the Agreement Date and continue in effect through December 31, 2009; provided, however, that, commencing on January 1, 2010 and each January 1 thereafter, the term of this Agreement has been and shall automatically be extended for one additional year unless, not later than June 30 of the preceding year, the Company shall have given written notice that it does not wish to extend this Agreement; provided, further, that, notwithstanding any such non-extension notice by the Company, if a Change of Control of the Company shall have occurred during the original or extended term of this Agreement, this Agreement shall continue in effect through the second anniversary of the Change of Control, subject to any earlier termination of the Employee’s status as an employee pursuant to this Agreement; provided, further, that in no event shall any termination of this Agreement result in any forfeiture of rights that accrued prior to the date of termination.

(b) During the Employment Term, the Company hereby agrees to continue the Employee in its employ, subject to the terms and conditions of this Agreement.  During the Employment Term, (i) the Employee’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with those held, exercised and assigned during the 180-day period immediately preceding the Change of Control and (ii) the Employee’s services shall be performed during normal business hours at the location of the Company’s principal executive office at the time of the Change of Control, or the office or location where the Employee was employed immediately preceding the Change of Control or any relocation of any such site to a location that is not more than 35 miles from its location at the time of the Change of Control.  The Employee’s position, authority, duties and responsibilities after a Change of Control shall not be considered commensurate in all material respects with the Employee’s position, authority, duties and responsibilities prior to a Change of Control unless after the Change of Control the Employee holds an equivalent position with, and exercises substantially equivalent authority, duties and responsibilities on behalf of, either the Post-Transaction Corporation or the Company.

(c) During the Employment Term and excluding any periods of vacation and sick leave to which the Employee is entitled, the Employee agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Employee hereunder, to use the Employee’s reasonable best efforts to perform faithfully such responsibilities.  During the Employment Term it shall not be a violation of this Agreement for the Employee to (A) serve on corporate, civic or charitable boards or committees, (B) fulfill speaking engagements, and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Employee’s responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Employee prior to a Change of Control, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent thereto shall not thereafter be deemed to interfere with the performance of the Employee’s responsibilities to the Company.

Section 3.2 Compensation and Benefits.  During the Employment Term, the Employee shall be entitled to the following compensation and benefits:

(a) Base Salary.  The Employee shall receive an annual base salary (“Base Salary”), which shall be paid in at least monthly installments.  The Base Salary shall initially be equal to 12 times the highest monthly base salary that was paid or is payable to the Employee, including any base salary which has been earned but deferred by the Employee, by the Company and its Affiliates with respect to any month in the 12-month period ending with the month that immediately precedes the month in which the Change of Control occurs.  During the Employment Term, the Employee’s Base Salary shall be reviewed at such time as the Company undertakes a salary review of his peer employees (but at least annually), and, to the extent that salary increases are granted to his peer employees of the Company (or have been granted during the immediately preceding 12-month period to his peer employees of any Affiliate of the Company), the Employee shall be granted a salary increase commensurate with any increase granted to his peer employees of the Company and its Affiliates.  Any increase in Base Salary shall not serve to limit or reduce any other obligation to the Employee under this Agreement.  Base Salary shall not be reduced during the Employment Term (whether or not any increase in Base Salary occurs) and, if any increase in Base Salary occurs, the term Base Salary as utilized in this Agreement shall refer to Base Salary as so increased from time to time.

(b) Annual Bonus.  In addition to Base Salary, the Employee shall be awarded, for each fiscal year ending during the Employment Term, an annual cash bonus (the “Bonus”) in an amount at least equal to the average of the annual bonuses paid to the Employee with respect to the three fiscal years that immediately precede the year in which the Change of Control occurs under the Company’s annual bonus plan, or any comparable bonus under a successor plan.  Each such Bonus shall be paid after the end of the fiscal year and no later than the 15th day of the third month of the fiscal year next following the fiscal year for which the Bonus is awarded.  For purposes of determining the value of any annual bonuses paid to the Employee in any year preceding the year in which the Change of Control occurs, all cash and stock bonuses earned by the Employee shall be valued as of the date of the grant.  Notwithstanding anything to the contrary in this paragraph, the Employee shall be awarded a Bonus for each fiscal year during the Employment Term only if the Employee is employed by the Company at the end of such fiscal year.

(c) Fringe Benefits.  The Employee shall be entitled to fringe benefits (including, but not limited to, any cash payments made in lieu thereof) commensurate with those provided to his peer employees of the Company and its Affiliates, but in no event shall such fringe benefits be less favorable than the most favorable of those provided by the Company and its Affiliates to the Employee at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer employees of the Company and its Affiliates.

(d) Expenses. The Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in accordance with the most favorable agreements, policies, practices and procedures of the Company and its Affiliates in effect for the Employee at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer employees of the Company and its Affiliates.

(e) Benefit Plans. (i)                                           The Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to his peer employees of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee with incentive opportunities (measured with respect to both regular and special incentive opportunities to the extent that any such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable than the most favorable of those provided by the Company and its Affiliates for the Employee under any agreements, plans, practices, policies and programs as in effect at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, those provided generally at any time after the Change of Control to his peer employees of the Company and its Affiliates.

(ii) The Employee and his family shall be eligible for participation in and shall receive all benefits under any welfare benefit plans, practices, policies and programs provided by the Company and its Affiliates (including, without limitation, medical, prescription drug, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to his peer employees of the Company and its Affiliates, but in no event shall such plans, practices, policies and programs provide the Employee and his family with benefits, in each case, less favorable than the most favorable of those agreements, plans, practices, policies and programs in effect for the Employee and his family at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee and his family, those provided generally at any time after the Change of Control to his peer employees of the Company and its Affiliates.

(iii) Without limiting the generality of the Company’s obligations under this subsection (e), the Company shall comply with all of its obligations under the benefit plans, practices, policies and programs of the Company and its Affiliates that arise in connection with a Change of Control of the Company, including without limitation those obligations described in Section 3.5.

(f) Office and Support Staff.  The Employee shall be entitled to an office or offices of a size and with furnishings and other appointments, and to secretarial and other assistance, commensurate with those provided to his peer employees of the Company and its Affiliates.

(g) Vacation.  The Employee shall be entitled to paid vacation in accordance with the most favorable agreements, plans, policies, programs and practices of the Company and its Affiliates as in effect for the Employee at any time during the one-year period immediately preceding the Change of Control or, if more favorable to the Employee, as in effect generally at any time thereafter with respect to his peer employees of the Company and its Affiliates.

Section 3.3 Obligations upon Termination after a Change of Control.

(a) Termination by Company for Reasons other than Death, Disability or Cause or by the Employee for Good Reason.  If, after a Change of Control and during the Employment Term, the Company or any of its Affiliates terminates the Employee’s employment, as defined in Treasury Regulations 1.409A-1(h)(1) (“Separation from Service”), other than for Cause, death or Disability, or the Employee terminates employment for Good Reason,

(i) Subject to the other terms and conditions of this Agreement (including, if applicable, the limitations on the timing and the total amounts of payments imposed by Sections 3.3(d) and 3.9), the Company shall pay to the Employee in a lump sum in cash within five business days of the date of termination an amount equal to two times the sum of (i) the amount of Base Salary in effect pursuant to Section 3.2(a) hereof at the date of termination, plus (ii) the greater of (x) the average of the annual bonuses paid or to be paid to the Employee with respect to the immediately preceding three fiscal years or (y) the target Bonus for which the Employee is eligible for the fiscal year in which the date of termination occurs, assuming achievement at the target level of the objective performance goals established with respect to such bonus and achievement of 100% of any subjective performance goals or criteria otherwise applicable with respect to such bonus; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the bonus component of the lump sum payment (which reduction amount shall be deferred in accordance with such election);

(ii) The Company shall pay to the Employee in a lump sum in cash within five business days of the date of termination, but in no case later than the 15th day of the third month following the end of the fiscal year of the Company in which the termination occurs, an amount calculated by multiplying the annual bonus that the Employee would have earned with respect to the entire fiscal year in which termination occurs, assuming achievement at the target level of the objective performance goals established with respect to such bonus and achievement of 100% of any subjective performance goals or criteria otherwise applicable with respect to such bonus, by the fraction obtained by dividing the number of days in such year through the date of termination by 365; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to the fiscal year in which termination occurs, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election);

(iii) If, at the date of termination, the Company shall not yet have paid to the Employee (or deferred in accordance with any effective deferral election by the Employee) an annual bonus with respect to a fully completed fiscal year, the Company shall pay to the Employee in a lump sum in cash within five business days of the date of termination but in no case after the 15th day of the third month following the end of the fiscal year of the Company in which the termination occurs, an amount determined as follows: (i) if the Board (acting directly or indirectly through any committee or subcommittee) shall have already determined the amount of such annual bonus, such amount shall be paid, and (ii) if the Board shall not have already determined the amount of such annual bonus, the amount to be paid shall be the greater of the amount provided under Section 3.2(b) hereof or the annual bonus that the Employee would have earned with respect to such completed fiscal year, based solely upon the actual level of achievement of the objective performance goals established with respect to such bonus and assuming the achievement of 100% of any subjective performance goals or criteria otherwise applicable with respect to such bonus; provided, however, that, if the Employee has in effect a deferral election with respect to any percentage of the annual bonus which would otherwise become payable with respect to such completed fiscal year, such lump sum payment shall be reduced by an amount equal to such percentage times the lump sum payment (which reduction amount shall be deferred in accordance with such election); provided, further, that any payment under this subsection (iii) (or any payment under any other provision of this Agreement calculated by reference to prior or target bonus amounts) shall be payable notwithstanding any provision to the contrary set forth in any bonus plan or program of the Company;

(iv) For a period of two years following the date of termination of employment, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy (the “Continuation Period”), the Company shall at its expense continue on behalf of the Employee and his dependents and beneficiaries the life insurance, disability, medical, dental and hospitalization benefits (including any benefit under any individual benefit arrangement that covers medical, dental or hospitalization expenses not otherwise covered under any general Company plan) provided (x) to the Employee at any time during the one-year period prior to the Change in Control or at any time thereafter or (y) to other similarly-situated employees who continue in the employ of the Company or its Affiliates during the Continuation Period.  If the Employee is a Specified Employee governed by Section 3.3(d), to the extent that any benefits provided to the Employee under this Section 3.3(a)(iv) are taxable to the Employee, then, with the exception of medical insurance benefits, the value of the aggregate amount of such taxable benefits provided to the Employee pursuant to this Section 3.3(a)(iv) during the six month period following the date of termination shall be limited to the amount specified by Code Section 402(g)(1)(B) for the year in which the termination occurred.  Employee shall pay the cost of any benefits that exceed the amount specified in the previous sentence during the six month period following the date of termination, and shall be reimbursed in full by the Company during the seventh month after the date of termination.  The coverage and benefits (including deductibles and costs) provided in this Section 3.3(a)(iv) during the Continuation Period shall be no less favorable to the Employee and his dependents and beneficiaries than the most favorable of such coverages and benefits during any of the periods referred to in clauses (x) or (y) above; provided, however, in the event of the Disability of the Employee during the Continuation Period, disability benefits shall, to the maximum extent possible, not be paid for the Continuation Period but shall instead commence immediately following the end of the Continuation Period.  The Company’s obligation hereunder with respect to the foregoing benefits shall be limited to the extent that the Employee obtains any such benefits pursuant to a subsequent employer’s benefit plans, in which case the Company may reduce the coverage of any benefits it is required to provide the Employee hereunder as long as the aggregate coverages and benefits of the combined benefit plans is no less favorable to the Employee than the coverages and benefits required to be provided hereunder.  At the end of the Continuation Period, the Employee shall have assigned to him, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company that relates specifically to the Employee unless such assignment is inconsistent with the terms of any other written arrangement with the Employee.  To the maximum extent permitted by law, the Employee will be eligible for coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) at the end of the Continuation Period or earlier cessation of the Company’s obligation under the foregoing provisions of this Section 3.3(a)(iv) (or, if the Employee shall not be so eligible for any reason, the Company will provide equivalent coverage).

(v) All benefits that the Employee is entitled to receive pursuant to benefit plans maintained by the Company, the Post-Transaction Corporation or their respective Affiliates under which benefits are calculated based upon years of service or age will be calculated by treating the Employee as having remained employed until the second anniversary of the Change of Control;

(vi) The Company at its cost shall provide to the Employee outplacement assistance by a reputable firm specializing in such services for the period beginning with the termination of employment and ending upon the lapse of the Employment Term; and

(vii) The Company shall discharge its obligations under all other applicable sections of this Article III, including Sections 3.4, 3.5, 3.6 and 3.10.

To the extent that any amounts payable under Section 3.3(a)(iv) and (vi) are taxable compensation and do not qualify as reimbursements and other separation payments under Treasury Regulations Section 1.409A-1(b)(9)(v), they shall be deemed to be reimbursements or in-kind benefits governed by Treasury Regulations Section 1.409A-3(i)(1)(iv) and, accordingly, (i) the amount of expenses eligible for reimbursement or in-kind benefits provided during the Employee’s taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits in any other taxable year, (ii) the reimbursement of an eligible expense must be made on or before the last day of the Employee’s taxable year following the taxable year in which the expense was incurred and (iii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit.

To the extent any benefits described in Section 3.3(a)(iv) and (vi) cannot be provided pursuant to the appropriate plan or program maintained for employees, the Company shall provide such benefits outside such plan or program at no additional cost (including tax cost) to the Employee.

The payments and benefits provided in this Section 3.3(a) and under all of the Company’s employee benefit and compensation plans shall be without regard to any plan amendment made after any Change of Control that adversely affects in any manner the computation of payments and benefits due the Employee under such plan or the time or manner of payment of such payments and benefits.  After a Change of Control no discretionary power of the Board or any committee thereof shall be used in a way (and no ambiguity in any such plan shall be construed in a way) which adversely affects in any manner any right or benefit of the Employee under any such plan.  If the Employee becomes entitled to receive benefits under this Section 3.3(a), the Company shall not be required to make any cash severance payment under any other severance or salary continuation policy, plan, agreement or arrangement in favor of other officers or employees of the Company or its Affiliates unless such other policy, plan, agreement or arrangement expressly provides to the contrary in a provision that specifically states that it is intended to override the limitation of this sentence.

(b) Death; Disability; Termination for Cause; or Voluntary Termination.  If, after a Change of Control and during the Employment Term, the Employee’s status as an employee is terminated (i) by reason of the Employee’s death or Disability, (ii) by the Company for Cause or (iii) voluntarily by the Employee other than for Good Reason, this Agreement shall terminate without further obligation to the Employee or the Employee’s legal representatives (other than the timely payment or provision of those already accrued to the Employee, imposed by law or imposed pursuant to employee benefit or compensation plans, programs, practices, policies or agreements maintained by the Company or its Affiliates).

(c) Notice of Termination.  Any termination by the Company for Cause or by reason of the Employee’s Disability, or by the Employee for Good Reason, shall be communicated by a Notice of Termination to the other party given in accordance with Section 5.2 of this Agreement.  For purposes of this Agreement, a “Notice of Termination” means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated and (iii) if the effective date of the termination is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than 30 days after the giving of such notice), provided that the effective date for any termination by reason of the Employee’s Disability shall be the 30th day after the giving of such notice, unless prior to such 30th day the Employee shall have resumed the full-time performance of his duties.  The failure by the Employee or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause, Disability or Good Reason shall not waive any right of the Employee or the Company, respectively, hereunder or preclude the Employee or the Company, respectively, from asserting such fact or circumstance in enforcing the Employee’s or the Company’s rights hereunder.

(d) Six Month Delay for Specified Employees.  Notwithstanding any other provision hereof, payments hereunder which constitute deferred compensation under Code Section 409A and the Treasury Regulations thereunder and which are not exempt from coverage by Code Section 409A and the Treasury Regulations thereunder shall commence, if Employee is then a Specified Employee and payment is triggered by his Separation from Service, on the first day of the seventh month following the date of the Specified Employee’s Separation from Service, or, if earlier, the date of death of the Specified Employee.  On the first day of such seventh month or on the first day of the month following the earlier death of the Specified Employee, the Specified Employee or his estate or spouse, as the case may be, shall be paid in a lump sum the amount that the Specified Employee would have been paid hereunder over the preceding six months (or, if earlier, the months preceding the date of death) but for the fact that he was a Specified Employee.  Nevertheless, for all other purposes of this Agreement, the payments shall be deemed to have commenced on the date they would have had the Employee not been a Specified Employee, and payment of any remaining benefits shall be made as otherwise scheduled hereunder.

Section 3.4 Accrued Obligations and Other Benefits.  It is the intent of this Agreement that upon termination of employment for any reason following a Change of Control the Employee or his legal representatives be entitled to receive promptly, and in addition to any other benefits specifically provided, (a) the Employee’s Base Salary through the date of termination to the extent not theretofore paid, (b) any accrued vacation pay, to the extent not theretofore paid, and (c) any other amounts or benefits required to be paid or provided or which the Employee or his legal representatives are entitled to receive under any plan, program, policy, practice or agreement of the Company or its Affiliates, the terms and benefits of which are hereby affirmed in their entirety (as such terms and benefits may be supplemented or enhanced pursuant to the terms hereof).

Section 3.5 Stock Options and Other Incentives.  The foregoing benefits provided for in this Article III are intended to be in addition to the value or benefit of any stock options, restricted stock, performance shares or similar awards, the exercisability, vesting or payment of which is accelerated or otherwise enhanced upon a Change of Control pursuant to the terms of any stock option, incentive or other similar plan or agreement heretofore or hereafter adopted by the Company or the Post-Transaction Corporation; provided, however, that, upon any termination of the Employee other than for Cause within two years following a Change of Control, all of the Employee’s then-outstanding vested stock options, whether granted before or during the Employment Term, shall remain exercisable until the later of the 90th day after the termination date or the end of the exercise period provided for in the applicable option agreement or plan as then in effect, but in no event shall such exercise period continue after the date on which such options would have expired if the Employee had remained an employee of the Company, the Post-Transaction Corporation or one of their respective Affiliates.

Section 3.6 Legal Fees.

(a) The Company shall pay the Employee’s reasonable fees for legal and other related expenses associated with any disputes arising hereunder or under any other agreements, arrangements or understandings regarding the Employee’s employment with the Company (including, without limitation, all agreements, arrangements and understandings regarding bonuses, equity-based incentives, employee benefits or other compensation matters) if either a court of competent jurisdiction or an arbitrator shall render a final judgment or an arbitrator’s final decision in favor of the Employee on the issues in such dispute, from which there is no further right of appeal. If it shall be determined in such judicial adjudication or arbitration that the Employee is successful on some of the issues in such dispute, but not all, then the Employee shall be entitled to receive a portion of such legal fees and other expenses as shall be appropriately prorated.  All payments due under this Section 3.6 shall be made promptly, but in no event later than 30 days after the final judgment or decision is rendered.

(b) For purposes of this Section 3.6, the phrase “reasonable fees for legal and other related expenses” shall mean only the reasonable fees incurred by the Employee for legal and other related expenses, to the extent and only to the extent to which either (a) the reimbursement or payment of such fees and expenses by the Company does not constitute “compensation” within the meaning of that word where it appears in the phrase “a legally binding right during a taxable year to compensation” in the first sentence of Treasury Regulations Section 1.409A-1(b)(1); or (b) the reimbursement or payment of such fees and expenses by the Company is a settlement or award resolving bona fide legal claims based on wrongful termination, employment discrimination, the Fair Labor Standards Act, or worker’s compensation statutes, including claims under applicable Federal, state, local, or foreign laws, or for reimbursements or payments of reasonable attorneys fees or other reasonable expenses incurred by a service provider related to such bona fide legal claims described in Treasury Regulations Section 1.409A-1(b)(10).

Section 3.7 Set-Off; Mitigation.  After a Change of Control, the obligations of the Company and its Affiliates to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company or its Affiliates may have against the Employee or others other than the Company’s right to reduce welfare benefits under the circumstances described in Section 3.3(a)(iv).  It is the intent of this Agreement that in no event shall the Employee be obligated to seek other employment or take any other action to mitigate the amounts or benefits payable to the Employee under any of the provisions of this Agreement.

Section 3.8 Certain Pre-Change-of-Control Terminations.  Notwithstanding any other provision of this Agreement, the Employee’s employment shall be deemed to have been terminated following a Change of Control by the Company without Cause (and the Employee shall be entitled  to receive all payments and benefits associated therewith) if the Employee’s employment is terminated by the Company or any of its Affiliates without Cause prior to a Change of Control (whether or not a Change of Control actually occurs) and the Employee can reasonably demonstrate that such termination was at the request or direction of a third party who has taken steps designed to effect a Change of Control or otherwise arose in connection with or in anticipation of a Change of Control.

Section 3.9 Excise Taxes.

(a) Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit received or to be received by the Employee in connection with the Change of Control or the termination of the Employee’s employment under this Agreement or any other agreement between the Company and the Employee (all such payments and benefits, including the payments and benefits under Section 3.3 hereof, being hereinafter called “Total Payments”) would be subject (in whole or in part), to an excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash payments under Section 3.3 hereof shall first be reduced, and the noncash payments and benefits under the other sections hereof shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income and employment taxes on such reduced Total Payments), is greater than or equal to the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income and employment taxes on such Total Payments and the amount of Excise Tax to which the Employee would be subject in respect of such unreduced Total Payments); provided, however, that the Employee may elect to have the noncash payments and benefits hereof reduced (or eliminated) prior to any reduction of the cash payments under Section 3.3 hereof.

(b) For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Employee shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of tax counsel (“Tax Counsel”) reasonably acceptable to the Employee and selected by the accounting firm (the “Auditor”) which was, immediately prior to a Change of Control or other event giving rise to a potential Excise Tax, the Company’s independent auditor, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Tax Counsel, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “Base Amount” (within the meaning set forth in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Auditor in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

(c) At the time that payments are made under this Agreement, the Post-Transaction Corporation shall provide the Employee with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Post-Transaction Corporation has received from Tax Counsel, the Auditor or other advisors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

(d) The Company shall be responsible for all charges of the Tax Counsel and the Auditor.

Section 3.10 Indemnification and Insurance.

(a) If, in connection with any agreement related to a transaction that results in a Change of Control of the Company, an undertaking is made to provide the Board with rights to indemnification from the Company (or from any other party to such agreement), the Employee shall, upon effectiveness of the Change of Control, by virtue of this Agreement be entitled to the same rights to indemnification as are provided to the Board pursuant to such agreement.  Otherwise, the Employee shall be entitled to indemnification rights on terms no less favorable to the Employee than those available under any Company indemnification agreements or the articles of incorporation, bylaws or resolutions of the Company at any time after the Change of Control to his peer employees of the Company.  Such indemnification rights shall be with respect to all claims, actions, suits or proceedings to which the Employee is or is threatened to be made a party that arise out of or are connected to his services at any time prior to the termination of his employment, without regard to whether such claims, actions, suits or proceedings are made, asserted or arise during or after the Employment Term.

(b) If, in connection with any agreement related to a transaction that results in a Change of Control of the Company, an undertaking is made to provide the Board with continued coverage following the Change of Control under one or more directors and officers liability insurance policies, then the Employee shall, upon effectiveness of the Change of Control, by virtue of this Agreement be entitled to the same rights to continued coverage under such directors and officers liability insurance policies as are provided to the Board, and the Company shall take any steps necessary to give effect to this provision.  Otherwise, the Company shall agree to cover the Employee under any directors and officers liability insurance policies as are provided generally at any time after the Change of Control to his peer employees of the Company.

ARTICLE 4

NONDISCLOSURE AND PROPRIETARY RIGHTS

Section 4.1 Confidential Information.  For purposes of this Agreement, the term “Confidential Information” means any information, knowledge or data of any nature and in any form (including information that is electronically transmitted or stored on any form of magnetic or electronic storage media) relating to the past, current or prospective business or operations of the Company and its Affiliates, that at the time or times concerned is not generally known to persons engaged in businesses similar to those conducted or contemplated by the Company and its Affiliates (other than information known by such persons through a violation of an obligation of confidentiality to the Company), including information relating to the Company’s or its Affiliates’ products and services, business plans, operating procedures, files, plans, proposals, trade secrets, supplier information, consultants’ reports, marketing, shipping or other technical studies, vessel or maintenance records, employment or personnel data, marketing data, strategies or techniques, financial reports, budgets, projections, cost analyses, price lists, employee lists, customer records, customer lists, proprietary computer software, and internal notes and memoranda relating to any of the foregoing.

Section 4.2 Nondisclosure of Confidential Information.  During the period beginning upon  receipt of the cash payments contemplated by Section 3.3 hereof and ending on the third anniversary of the date of the Employee’s termination specified in the Notice of Termination, the Employee agrees (a) not to communicate, divulge or make available to any person or entity (other than the Company or its Affiliates) any Confidential Information, except upon the prior written authorization of the Company or as may be required by law or legal process, and (b) to deliver, upon request,  promptly to the Company any Confidential Information in his possession, including any duplicates thereof and any notes or other records the Employee has prepared with respect thereto.  In the event that the provisions of any applicable law or the order of any court would require the Employee to disclose or otherwise make available any Confidential Information, the Employee will give the Company prompt prior written notice of such required disclosure and an opportunity to contest the requirement of such disclosure or apply for a protective order with respect to such Confidential Information by appropriate proceedings.

Section 4.3 Injunctive Relief; Other Remedies.  The Employee acknowledges that a breach by the Employee of Section 4.2 could cause immediate and irreparable harm to the Company for which an adequate monetary remedy may not exist.  Consequently, the Employee agrees that, in the event of a breach or threatened breach by the Employee of the provisions of Section 4.2, the Company will be entitled to injunctive relief restraining the Employee from such violation without the necessity of proof of actual damage or the posting of any bond, except as required by non-waivable, applicable law.  Nothing herein, however, will be construed as prohibiting the Company from pursuing any other remedy at law or in equity to which the Company may be entitled under applicable law in the event of a breach or threatened breach of Section 4.2 by the Employee; provided, however, that in no event shall an asserted violation of the provisions of Section 4.2 constitute a basis for deferring, withholding or offsetting any amounts otherwise payable to the Employee hereunder.

Section 4.4 Employee’s Understanding of this Article.  The Employee acknowledges that the duration of the covenants contained in Article IV are the result of arm’s length bargaining and are fair and reasonable. It is the desire and intent of the parties that the provisions of this Article IV be enforced to the fullest extent permitted under applicable law, whether now or hereafter in effect.

ARTICLE 5

MISCELLANEOUS

Section 5.1 Binding Effect; Successors.

(a) This Agreement shall be binding upon and inure to the benefit of the Company and any of its successors or assigns.

(b) This Agreement is personal to the Employee and shall not be assignable by the Employee without the written consent of the Company (there being no obligation to give such consent) other than such rights or benefits as are transferred by will or the laws of descent and distribution, which shall inure to the benefit of the Employee’s legal representatives.

(c) The Company shall require any successor to or assignee of (whether direct or indirect, by purchase, share exchange, merger, consolidation or otherwise) all or substantially all of the assets or businesses of the Company (i) to assume unconditionally and expressly this Agreement and (ii) to agree to perform or to cause to be performed all of the obligations under this Agreement in the same manner and to the same extent as would have been required of the Company had no assignment or succession occurred, such assumption to be set forth in a writing reasonably satisfactory to the Employee.  The Company shall also require all entities that control or that after the transaction will control (directly or indirectly) the Company or any such successor or assignee to agree to cause to be performed all of the obligations under this Agreement, such agreement to be set forth in a writing reasonably satisfactory to the Employee.

(d) The obligations of the Company and the Employee which by their nature may require either partial or total performance after the expiration of the term of the Agreement shall survive such expiration.

Section 5.2 Notices.  All notices hereunder must be in writing and shall be deemed to have been given upon receipt of delivery by: (a) hand, (b) certified or registered mail, postage prepaid, return receipt requested, (c) a nationally recognized overnight courier service or (d) telecopy transmission with confirmation of receipt.  All such notices must be addressed as follows:

If to the Company, to:

International Shipholding Corporation
11 North Water Street
Suite 18290
Mobile, Alabama 36602
Attn: Chief Executive Officer

If to the Employee, to:

Manuel G. Estrada
c/o 11 North Water Street
Suite 18290
Mobile, Alabama 36602
 (or, if the Employee is no longer employed at such address, to the Employee’s last known principal residence reflected in the Company’s records)

or such other address as to which any party hereto may have notified the other in writing.

Section 5.3 Governing Law.  This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Delaware without regard to principles of conflict of laws.

Section 5.4 Withholding.  The Employee agrees that the Company has the right to withhold, from the amounts payable pursuant to this Agreement, all amounts required to be withheld under applicable income or employment tax laws, or as otherwise stated in documents granting rights that are affected by this Agreement.

Section 5.5 Amendment.  No provision of this Agreement may be modified or amended except by an instrument in writing signed by both parties.

Section 5.6 Severability.  If any term or provision of this Agreement, or the application thereof to any Person or circumstance, shall at any time or to any extent be invalid, illegal or unenforceable in any respect as written, the Employee and the Company intend for any court construing this Agreement to modify or limit such provision so as to render it valid and enforceable to the fullest extent allowed by law.  Any such provision that is not susceptible of such reformation shall be ignored so as to not affect any other term or provision hereof, and the remainder of this Agreement, or the application of such term or provision to Persons or circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall be valid and enforced to the fullest extent permitted by law.

Section 5.7 Waiver of Breach.  Except as expressly provided herein to the contrary, the failure by any party to enforce any of its rights hereunder shall not be deemed to be a waiver of such rights, unless such waiver is an express written waiver.  The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach thereof.

Section 5.8 Remedies Not Exclusive.  No remedy specified herein shall be deemed to be such party’s exclusive remedy, and accordingly, in addition to all of the rights and remedies provided for in this Agreement, the parties shall have all other rights and remedies provided to them by applicable law, rule or regulation, including without limitation the right to claim interest with respect to any payment not timely made hereunder.

Section 5.9 Company’s Reservation of Rights.  The Employee acknowledges and understands that (i) the Employee is employed at will by either the Company or one of its Affiliates (the “Employer”), (ii) the Employee serves at the pleasure of the board of directors of the Employer, and (iii) the Employer has the right at any time to terminate the Employee’s status as an employee, or to change or diminish his status during the Employment Term, subject to the rights of the Employee to claim the benefits conferred by this Agreement.  Notwithstanding any other provisions of this Agreement to the contrary, this Agreement shall not entitle the Employee or his legal representatives to any severance or other benefits of any kind prior to a Change of Control or to any such benefits if Employee is not employed by the Company or one of its Affiliates on the date of a Change of Control, except in each case for those rights afforded under Section 3.8.

Section 5.10 Non-exclusivity of Rights.  Subject to Section 5.9, nothing in this Agreement shall prevent or limit the Employee’s continuing or future participation in any plan, program, policy or practice provided by the Company or any of its Affiliates and for which the Employee may qualify, nor shall anything herein limit or otherwise restrict such rights as the Employee may have under any contract or agreement with the Company or any of its Affiliates.  The Employee shall not be obligated to furnish a release of any rights or claims against the Company or its Affiliates as a condition of receiving benefits hereunder.

Section 5.11 Section 409A.  Notwithstanding any other provision of this Agreement, it is the intention of the parties to this Agreement that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to the Employee under Code Section 409A and Treasury Regulations and other interpretive guidance issued thereunder, including that issued after the date hereof (collectively, “Section 409A”). This Agreement and any amendments hereto shall be interpreted to that end and (i) to the maximum extent permitted by law, no effect shall be given to any provision herein, any amendment hereto or any action taken hereunder in a manner that reasonably could be expected to give rise to adverse tax consequences under Section 409A and (ii) the parties shall take any corrective action reasonably within their control that is necessary to avoid such adverse tax consequences.

Section 5.12 Demand for Benefits.  Unless otherwise provided herein, the payment or payments due hereunder shall be paid to the Employee without the need for demand, and to a beneficiary upon the receipt of the beneficiary’s address and social security number.  Nevertheless, the Employee or a Person claiming to be a beneficiary who claims entitlement to a benefit can file a claim for benefits hereunder with the Company.  Unless otherwise provided herein, the Company shall accept or reject the claim within 15 business days of its receipt.  If the claim is denied, the Company shall give the reason for denial in a written notice that refers to the provision of this Agreement that forms the basis of the denial.

Section 5.13 Authority.  The Company represents and warrants that this Agreement was duly authorized by the Compensation Committee of the Board and by the Board on July 30, 2008, and that no other corporate proceedings are necessary to authorize the Company’s execution, delivery and performance of this Agreement.

Section 5.14 Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

Section 5.15 Interpretation.  Any reference to any section of the Code or the Treasury Regulations shall be deemed to also refer to any successor provisions thereto.  Any reference to the term “including” shall be deemed to be followed by the words “without limitation”.

Section 5.16 Employee Acknowledgment.  The Employee acknowledges (a) that he has consulted with or has had the opportunity to consult with independent counsel of his own choice concerning this Agreement, and (b) that he has read and understands the Agreement, is fully aware of its legal effect, and has entered into it freely based on his own judgment.

[Signatures appear on following page]

IN WITNESS WHEREOF, the Company and the Employee have caused this Change of Control Agreement to be executed as of the Agreement Date.

INTERNATIONAL SHIPHOLDING
CORPORATION

By:           /s/ Niels M. Johnsen
       Niels M. Johnsen
       Chairman and Chief Executive Officer

EMPLOYEE:

/s/ Manuel G. Estrada
             Manuel G. Estrada